EXHIBIT 99.1

NEWS RELEASE
MURPHY OIL CORPORATION ANNOUNCES CLOSE OF MALAYSIA PORTFOLIO, EXECUTES $300 MILLION SHARE REPURCHASE PROGRAM

EL DORADO, Arkansas, July 10, 2019 – Murphy Oil Corporation (NYSE: MUR) (“Murphy”) announced its subsidiary closed the sale to divest the fully issued share capital of the entities primarily conducting Murphy’s operations in Malaysia to a subsidiary of PTT Exploration and Production Public Company Limited (“PTTEP”). The transaction was previously announced on March 21, 2019, with an effective economic valuation date of January 1, 2019. After closing adjustments, Murphy will receive proceeds of approximately US$2.035 billion, and expects to report a gain on the sale of approximately $1.0 billion. Murphy does not anticipate tax liabilities related to the transaction.
“We would like to congratulate PTTEP on the purchase of their new asset. As our talented and committed Malaysia team transitions to their new owner, I am confident they will diligently work to ensure continued success in the country. Also, I would like to thank our long-term partners PETRONAS, PETRONAS Carigali and Pertamina. They too have diligently worked to ensure our long-term success in the region,” stated Roger W. Jenkins, President and Chief Executive Officer.
SHARE REPURCHASE PROGRAM UPDATE
Murphy also announced today that it has completed $300 million in share repurchases as of the end of the second quarter, which is part of a previously authorized and disclosed $500 million program. Murphy purchased 11.4 million shares outstanding, a 6.6 percent reduction from 173.6 million shares outstanding as of April 30, 2019, at an average price of $26.34 per share. The current share repurchase program expires year-end 2020.
“Murphy remains committed to spending within cash flow while investing in our new Gulf of Mexico assets. We continue to strongly support our shareholders with industry-leading dividend and share buybacks this year. Murphy’s recent transactions further align our high-margin and oil-

EXHIBIT 99.1

weighted production, with approximately 90 percent of oil volumes expected to receive premium realizations to WTI,” stated Jenkins. “We have repositioned our portfolio with multiple successful transactions while maintaining our strong balance sheet and liquidity position. Following our three major transactions over the last nine months, we are now set up for a transformed future with no revolver borrowings and liquidity of more than $2.0 billion.”
ABOUT MURPHY OIL CORPORATION
Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes production from North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay, Tupper Montney and Placid Montney, as well as offshore Gulf of Mexico, Canada and Southeast Asia. Additional information is available on the company’s website www.murphyoilcorp.com.
Investor Contacts:
Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107
Bryan Arciero, bryan_arciero@murphyoilcorp.com, 832-319-5374
Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470

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